NEWS RELEASE
Exhibit 99

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Transfers Production of Airedale Air Conditioning Products from Pennsylvania Facility to other U.S. Plants

Racine, WI, August 18, 2005 - Modine Manufacturing Company (NYSE: MOD), a diversified world leader in heating and cooling technology and solutions, announced today it is shifting production for its newest products under the Airedale brand from Bensalem, Pennsylvania to other U.S. plants.

Airedale, a private company which Modine acquired in May of this year, is a leading designer and manufacturer of specialty air conditioning systems sold in more than 50 countries worldwide. The facility in Bensalem produces specialty product lines for non-residential air conditioner systems for schools, offices and other commercial spaces. The Airedale Bensalem plant will cease production in phases over the next six months. Those products will then be manufactured at two other Modine U.S. facilities, in Buena Vista, Virginia and West Kingston, Rhode Island. Affected workers will receive a severance package and outplacement counseling/job assistance.

“We’ve analyzed the Bensalem operation over the last three months to develop a North American manufacturing plan that would allow us to meet our customers, shareholders, and overall company needs now and into the future,” said Wayne Canfield, Modine’s General Manager Commercial HVAC Division. “The people and products made in Bensalem are world-class, and it is unfortunate that 60 employees will be losing their jobs. However, consolidation is the best overall option for Modine.”

Modine, with record fiscal 2005 revenues and operating cash flow of $1.5 billion and $156 million, respectively, specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company’s products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs 8,200 people worldwide at 35 facilities. More information about Modine can be found at www.modine.com.

This news release may contain statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 36 of the Company's 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding incremental business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties. Modine does not assume any obligation to update any of these forward-looking statements.